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                                   EXHIBIT 11
                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE



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

- ---------------------------------------------------------------------------
                                                                    Quarter
                                                             ended March 31,
                                                       --------------------
(in millions)                                           1994           1993
- ---------------------------------------------------------------------------

PRIMARY EARNINGS PER COMMON SHARE
  Net income                                           $ 202          $ 108
  Less preferred dividends                                12             13
                                                       -----          -----
    Net income for calculating primary
      earnings per common share                        $ 190          $  95
                                                       =====          =====

  Average common shares outstanding                       56             55
                                                       =====          =====

PRIMARY EARNINGS PER COMMON SHARE                      $3.41          $1.72
                                                       =====          =====

FULLY DILUTED EARNINGS PER COMMON SHARE (1)
  Net income                                           $ 202          $ 108
  Less preferred dividends                                12             13
                                                       -----          -----
    Net income for calculating fully
      diluted earnings per common share                $ 190          $  95
                                                       =====          =====

  Average common shares outstanding                       56             55
  Add exercise of options, warrants and
    share rights, reduced by the number
    of shares that could have been
    purchased with the proceeds from
    such exercise                                          1              2
                                                       -----          -----
Average common shares outstanding as adjusted             57             57
                                                       =====          =====

FULLY DILUTED EARNINGS PER COMMON SHARE                $3.33          $1.68
                                                       =====          =====
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

(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K. This is not required by APB Opinion No. 15, because it results in dilution of less than 3%.

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